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                                                               September 4, 2000


Jack Rubin
6602 Forestshire Drive
Dallas, Texas 75230

Dear Mr. Rubin:

       Hotel Reservations Network, Inc., a Delaware corporation (the "COMPANY") and you hereby agree as follows:

       1. Effective September 5, 2000 (the "INITIAL TERMINATION DATE"), you and the Company agreed that your employment as Chief Financial and Strategic Officer of the Company shall terminate. Accordingly, effective as of such date, you hereby resign from all positions you then occupy as an officer or director of the Company and any subsidiary or affiliate of the Company. During the period from September 6, 2000 through September 15, 2000, or such earlier date as the Company elects (the "SUBSEQUENT TERMINATION DATE"), the Company agrees to employ you, and you agree to be employed by the Company, subject to the terms, conditions and provisions of this Agreement.

      (a) Through the Subsequent Termination Date, your current salary of $180,000 per annum will be paid to you, in accordance with the Company's payroll practice as in effect from time to time.

      (b) Through the Subsequent Termination Date, you will be entitled to continue to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided senior executives of the Company.

      (c) During the period from the Initial Termination Date through the Subsequent Termination Date, you agree to assist the Company in its reasonable requests in connection with the transfer of your prior responsibilities as Chief Financial and Strategic Officer to other persons.

      (d) In partial consideration of your assistance with the transition of your prior responsibilities as Chief Financial and Strategic Officer to other persons, your agreement to provide assistance as described in Section 2(b), and your execution of the Release of Claims provided in Section 8 hereof, the Company shall pay to you a bonus, payable upon December 31, 2000, in the amount of $50,000.

      (e) During the period from the Initial Termination Date through the Subsequent Termination Date, the Company shall reimburse you for all

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reasonable and necessary expenses incurred by you in performing your duties for the Company, including, without limitation, your duties under paragraph 1(c) above, on the same basis as senior executives of the Company and in accordance with the Company's policies as in effect from time to time.

      (f) Upon request, the Company will provide any potential new employers with positive references and positive letters of recommendation regarding your employment with the Company. In addition, the Company will provide you with a letter of recommendation on Company letterhead from the Company CEO on or before the Subsequent Termination Date.

   2. (a)     Following the Subsequent Termination Date, and PROVIDED that you execute and deliver to the Company the Release of Claims in substantially the form attached to your Employment Agreement dated December 12, 1999, the Company will pay you during the Assistance Period (as defined below) at your current salary rate of $180,000 per year in accordance with the Company's payroll practice as in effect from time to time until the earlier of (x) March 15, 2001 or (y) your employment by a third party (such period being the "ASSISTANCE PERIOD"). Your rights under COBRA to continue your medical benefits and welfare benefits under the Company's group plans after the Subsequent Termination Date will be set forth in a separate letter. Continuation of your medical benefits pursuant to COBRA during the Assistance Period shall be at the expense of the Company and shall thereafter be at your own expense.

      (b) You agree that during the Assistance Period you will be available by telephone to assist the Company in its reasonable requests in regard to the transfer of your prior responsibilities. The Company agrees that such requests will not interfere with any employment held by you after the Subsequent Termination Date.

      (c) The Company shall provide you with four tourist class round trip tickets on Delta Airlines or one of its partners from D/FW International Airport, Dallas Love Field, Chicago O'Hare or Chicago Midway to anywhere within the continental United States. The tickets shall be issued on or before the Subsequent Termination Date.

       3. The Company acknowledges and agrees that your right to purchase 25,000 shares of the Company's Class A common stock, par value $0.01 (the "COMMON STOCK"), pursuant to options granted to you under the Employment Agreement dated December 12, 2000, between you and the Company shall be, and hereby is, immediately and fully vested on the Initial Termination Date, in accordance with the terms of such Employment Agreement, and subject to the limitations therein. Except as otherwise stated herein, such options shall continue to be governed in all respects by the terms and conditions of the Company's 2000 Stock Plan and the Stock Option Award Agreement entered into by the Company and you (including, without limitation, the exercise price).

       4. The provisions of this Agreement are not intended to, nor shall they be construed to, require that you mitigate the amount of any payment by the


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Company to you provided for in this Agreement by seeking, accepting or performing other employment.

      5. The Company shall have the right to deduct from all payments under this Agreement, whether in cash, stock or other property, amounts required to be withheld by the Company under applicable tax laws.

      6. (a) You shall continue to be bound by the Noncompetition, Nonsolicitation and Confidentiality Agreement executed in connection with your Employment Agreement

      7.  (a)  You further agree and covenant that:

               (i) unless required by law, you shall not disclose the terms and conditions of this Agreement to anyone other than your immediate family, tax advisor, legal counsel or a governmental taxing authority; provided that if you are asked about the terms of your separation from the Company you may say that you and the Company have agreed to a fair severance arrangement;

               (ii) you shall not make any untruthful and disparaging statements about the Company or any of its affiliates to any clients, competitors, suppliers, employees or former employees of the Company or any of its affiliates or other persons (including but not limited to the press or other media).

          (b) The Company shall not (i) disseminate the terms and conditions of this Agreement to employees of the Company generally or (ii) make any untruthful and disparaging statements about you to any of the Company's clients, competitors, suppliers, employees or prospective employees, your prospective employers or other persons (including but not limited to the press or other media). The Company shall have the right to issue press releases in connection with this Agreement. Any description of your separation from the Company in such press release shall be consistent with the description in Section 1 hereof. The Company agrees to provide you with a copy of any such press release, to consider your comments prior to its issuance, and to make any reasonable changes to such press release as you may request.

          8. Prior to the Subsequent Termination Date, you shall execute the Release of Claims substantially in the form attached as Exhibit A to your Employment Agreement. For and in consideration of the promises made by you herein and other good and valuable consideration, the Company hereby releases, waives and forever discharges you and your heirs, successors and assigns from any and all actions or claims under any local, state or federal law, for any type of claim, demand or action whatsoever, arising out of or in connection with your employment with the Company, other than claims to enforce the terms of this agreement.

          9. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Texas applicable to contracts entered into and performed therein. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any


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provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Company hereby consents to, and you hereby submit your person to, the jurisdiction of the state courts of the State of Texas sitting in Dallas County, and the United States District Court for the Northern District of Texas, for the purposes of the enforcement of this Agreement. All disputes under this Agreement will be determined in the Federal or State courts within the State of Texas sitting in Dallas County.

          10. (a) This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; PROVIDED, HOWEVER, the provisions hereof shall inure to the benefit of, and be binding upon, (i) each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets and (ii) your heirs, legatees, executors, administrators and legal representatives.

              (b) This Agreement and, as to the Option, the Company's 2000 Stock Option Plan and the Stock Option Award Agreement referenced herein, contain the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto, including, without limitation, the Employment Agreement, dated December 12, 1999, between you and the Company, and can be changed only by a writing signed by both parties hereto. No waiver shall be effective against either party unless in writing and signed by the party against whom such waiver shall be enforced.

          11. All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service or duly sent by facsimile, addressed, if to you, to the address set forth above; and if to the Company, to Hotel Reservations Network, Inc., 8140 Walnut Hill Lane, Suite 800, Dallas, Texas 75231, Attn:
Chief Executive Officer, Facsimile No. 214.265.0974, or such other address as you or the Company, as the case may be, may have last furnished to the other by notice in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused. Each notice delivered by facsimile transmission, shall be deemed delivered on the date on which the sender receives confirmation that such was received by the addressee if during business hours or on the next business day if not.

          12. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

          BY SIGNING THIS AGREEMENT, YOU STATE THAT:

               (a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;


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               (b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS
AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

               (c) YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

               (d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

               (e) YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

               (f) THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS.


         If the foregoing correctly sets forth our understanding, please sign one copy of this Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

                                     Sincerely,

                                     HOTEL RESERVATIONS NETWORK, INC.



                                     By:           /s/ David Litman
                                            ----------------------------------
                                            Name:  David Litmant
                                            Title:  Chief Executive Officer

ACCEPTED AND AGREED:



            /s/ Jack Rubin
--------------------------------------------
               Jack Rubin


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